Exhibit 10.24

SUMMARY OF CERTAIN TERMS OF CBOT RETENTION POLICY

The following is a summary of the terms of the CBOT’s retention policy applicable to executive officers:

1.	Pre-2007 Equity Grants: Employees with pre-2007 equity grants, excluding the CEO and CSO, shall vest fully upon a change in control on the earlier of (a) 12 months of employment with the CME Group or (b) involuntary termination of employment.

2.	CEO Equity Grants, Severance and Bonus: All equity grants made to the CEO shall become fully and immediately vested upon a change in control. The CEO shall be entitled to a 2007 retention bonus equal to the amount of his 2006 bonus (i.e., earned in 2006 and payable in January of 2007), prorated for the number of months of employment in 2007. Severance entitlement shall be in accordance with the Employment Agreement dated September 21, 2005, and subsequently amended by the First Amendment dated June 1, 2006.

3.	CSO Equity Grants, Severance and Bonus: All equity grants to the CSO, including the 2007 option grant, shall become fully and immediately vested upon a change in control. The CSO shall be entitled to a 2007 retention bonus equal to the amount of his 2006 bonus (i.e., earned in 2006 and payable in January of 2007), prorated for the number of months of employment in 2007. Severance entitlement shall be in accordance with the Employment Agreement dated March 23, 2006.

4.	Enhanced Severance Packages: Severance packages for any reductions of CBOT employees from the CME Group (exclusive of employees with individual contractual severance entitlements) shall be provided at the basic severance level currently set forth in CBOT’s severance policies plus a nine- (9-) week enhanced supplemental benefit under the non-officer policy and a four- (4-) week enhanced supplemental benefit under the officer policy. In addition to such severance benefits, severance packages under both policies shall include outplacement services and four (4) months of employer-paid COBRA coverage.

All Impacted Employees will be eligible for severance in accordance with CBOT severance policies. The term “Impacted Employee” means an employee of CBOT or any of its subsidiaries (a) whose employment is terminated as a result of the merger with CME Holdings (the “Merger”) within two years after the closing date of the Merger or (b) whose base salary is reduced within two years after the closing date of the Merger and who elects to terminate their employment within 10 days after the effective date of the salary reduction.

5.	Retention Bonuses: Executive officers are entitled to receive a retention bonus in an amount equal to their 2006 bonus, prorated for the number of months of employment in 2007. The term “2006 bonus” means the bonus earned in 2006 that is payable in January of 2007.

6.	Frozen Sick Leave Bank

•

Employees Age 55 and Older With Ten (10) or More Years of Service with CBOT and its Affiliates as of the Closing: If such employees become continuing employees with the CME Group, such employees may continue to use their Frozen Sick Leave Bank for illness and leaves of absence and shall receive full payment of their entire remaining Frozen Sick Leave Bank upon their retirement from the Surviving Entity, provided such retirement occurs on or prior to the six- (6-) month anniversary of the Closing. If such employees become continuing employees with the CME Group but retire from the CME Group after the six- (6-) month anniversary of the closing of the Merger, such employees may continue to use their Frozen Sick Leave Bank for illness and qualifying leaves of absence but any amount remaining in such Frozen Sick Leave Bank at retirement or other termination of employment shall be forfeited. If any such employees do not become continuing employees with the CME Group, such employees shall receive full payment of their entire Frozen Sick Leave Bank upon their retirement or other termination of employment.

•

Employees Under age 55 as of the Closing or Who Have Not Completed Ten (10) Years of Service with CBOT and its Affiliates as of the Closing: If such employees do not become continuing employees with the CME Group, such employees’ entire Frozen Sick Leave Bank shall be forfeited. If such employees become continuing employees with the CME Group, such employees may continue to use their Frozen Sick Leave Bank for illness and qualifying leaves of absence but any amount remaining in such Frozen Sick Leave Bank at retirement or other termination of employment shall be forfeited.

2